Registration No. 333-35545


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

              -----------------------------------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

              -----------------------------------------------------

                                SIS BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           MASSACHUSETTS                             04-3303264
   (STATE OR OTHER JURISDICTION        (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
 OF INCORPORATION OR ORGANIZATION)

               1441 MAIN STREET, SPRINGFIELD, MASSACHUSETTS 01102
                                 (413) 748-8000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            F. WILLIAM MARSHALL, JR.
                                SIS Bancorp, Inc.
                                1441 Main Street
                        Springfield, Massachusetts 01102
                                 (413) 748-8000
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

              -----------------------------------------------------

                                   COPIES TO:

                             STEPHEN J. COUKOS, ESQ.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800

              -----------------------------------------------------

                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
           TO THE PUBLIC: Prior to the consummation of the transaction described in the Prospectus included herein.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. / /


              -----------------------------------------------------
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              SUBJECT TO COMPLETION


                 PRELIMINARY PROSPECTUS, DATED OCTOBER 24, 1997

PROSPECTUS


                                SIS BANCORP, INC.
                         146,400 Shares of Common Stock
                            PAR VALUE $0.01 PER SHARE


         This Prospectus relates to 146,400 shares (the "Shares") of common stock, par value $0.01 per share ("Common Stock"), of SIS Bancorp, Inc. (the "Company"). Some or all of the Shares will be sold prior to the consummation of the Company's pending acquisition (the "Acquisition") of Glastonbury Bank & Trust Company, a Connecticut-chartered commercial bank located in Glastonbury, Connecticut ("GBT"), which is the subject of a separate registration statement on Form S-4 filed by the Company. It is anticipated that all of the Shares sold will be sold at prices and on terms then available in brokers' transactions. The exact number of Shares to be sold will be determined only after GBT's stockholders have voted upon the Acquisition, and will depend upon the extent to which GBT stockholders exercise dissenters' rights of appraisal. It is expected that approximately 13,000 Shares will be sold, but if a sufficient number of GBT stockholders exercise dissenters' rights, the number of Shares sold could be as high as 146,400 .

                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.
                             ----------------------


                                                              Net Proceeds to
                      Price to Public    Offering Expenses        Company
Per Share .........          $                  $                    $
Total .............          $                  $                    $



                The date of this Prospectus is October __, 1997.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a registration statement on Form S-3 (together with all exhibits, schedules and amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Statements in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information concerning the Company and the Shares, reference is made to the Registration Statement. Copies of the Registration Statement may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the prescribed fee.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy materials and other information concerning the Company may be inspected at the offices of the NASD, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a World Wide Web site (located at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (iii) the Company's Current Report on Form 8-K, dated August 18, 1997; and (iv) the Company's Registration Statement on Form 8-A dated January 23, 1997. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement), or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be made to the Company at its principal executive offices, 1441 Main Street, Springfield, Massachusetts 01102,
Attention: Clerk, telephone (413) 748-8000.

                                   THE COMPANY

         The Company is a Massachusetts corporation organized in 1996 for the purpose of becoming the holding company of Springfield Institution for Savings (the "Bank"), a wholly-owned subsidiary of the Company. As of June 30, 1997 the Company had total assets of $1.4 billion, total deposits of $1.0 billion, net loans of $645.9 million, and stockholders' equity of $103.2 million.

         The Bank was established in 1827 as a state chartered, mutual savings bank headquartered in Springfield, Massachusetts. The Bank converted from mutual to stock form in 1995. The Company provides a wide variety of financial services, including retail and commercial banking, residential mortgage origination and servicing, commercial and industrial lending, commercial real estate lending and consumer lending. Substantially all of the Company's operations are conducted through the Bank. The Company services its primary market of Hampden and Hampshire Counties through a network of 25 retail branches.

         The principal executive offices of the Company and the Bank are located at 1441 Main Street, Springfield, Massachusetts 01102. The Company telephone number is (413) 748-8000.

         The Company and the Bank are subject to federal, state and local laws applicable to state savings banks and bank holding companies and to the regulations of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Massachusetts Division of Banks.

                                 USE OF PROCEEDS


         The net proceeds to the Company from the sale of the Shares will be approximately $440,000, after deducting the estimated offering expenses, if the anticipated number of Shares is sold. If a greater number Shares is sold, the net proceeds to the Company will be proportionately greater. The Company intends to use the net proceeds for working capital needs and general corporate purposes.


                              PLAN OF DISTRIBUTION


         Some or all of the Shares will be sold prior to the consummation of the Acquisition, which, as discussed in a separate registration statement on Form S-4 concerning the planned issuance of Common Stock in the Acquisition, is to be accounted for as a pooling of interests. The Shares are being sold to reduce the Company's treasury shares to a level that will qualify the Acquisition for pooling treatment under applicable accounting rules. The exact number of Shares to be sold will depend upon the extent to which GBT stockholders dissenting from the Acquisition choose to assert appraisal rights-if appraisal rights are asserted in respect of more shares, a greater number of Shares will be sold. If no dissenters' rights are asserted, approximately 13,000 Shares will be sold, but if sufficient GBT stockholders assert dissenters' rights, the number of Shares sold could be as high as 146,400

         It is anticipated that all of the Shares sold will be sold at prices and on terms then available in brokers' transactions. Dealers or brokers participating in such transactions may act as agent for the Company, or may purchase the Shares offered hereby from the Company as principal and resell such Shares from time to time in or through transactions or distributions at market prices prevailing at the time of sale. The dealers or brokers who participate in the sale or distribution of such Shares may be deemed to be "underwriters" as defined in the Securities Act. Any distributors' or sellers' commissions paid or allowed to any such participating dealers or brokers, and, if any such dealers or brokers purchase shares as principal, any distributors' or sellers' commissions or profits received on the resale of such Shares, may be deemed to be discounts and commissions under the Securities Act. All costs, expenses and fees incurred in connection with the registration of the Shares are being borne by the Company.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock


         General.  As of October  10,  1997,  the  capital  stock of the Company consisted of 25,000,000 authorized shares, par value of $.01 per share, 20,000,000 of which are shares of Common Stock, of which 5,580,842 were issued and outstanding (exclusive of treasury shares), and 5,000,000 of which are shares of preferred stock (the "Preferred Stock"), none of which are outstanding. The Common Stock is traded on the Nasdaq National Market under the trading symbol "SISB."


         Shares of the Common Stock may be issued from time to time, in such amount and proportions and for such consideration as may be fixed by the Board of Directors of the Company. No holder of the Common Stock has any preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities which may be issued by the Company. The Common Stock has no redemption or sinking fund provisions applicable thereto and has no conversion rights.

         The outstanding shares of the Common Stock are fully paid and nonassessable.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Common Stock are entitled to receive, on a share-for-share basis, any assets or funds of the Company which are distributable to the holders of the Common Stock upon such events, subject to the prior rights of creditors of the Company and the holders of outstanding shares of the Preferred Stock, if any.

         Voting. The holders of the Common Stock are entitled to one vote for each share in all matters voted upon by the stockholders of the Company. The shares of the Common Stock have noncumulative voting rights; consequently, the holders of a majority in interest of the Common Stock can conceivably elect all of the directors of the Company and, in such event, the holders of the remaining shares voting for election of directors would not be able to elect any person or persons to the Board of Directors of the Company.

         Dividends. When and if dividends, payable as cash, stock or other property, are declared by the Board of Directors of the Company out of funds legally available therefor, the holders of the Common Stock are entitled to share equally, share for share, in such dividends. The payment of dividends on the Common Stock may be subject to applicable bank regulatory approval.

         Preferred Share Purchase Rights. On January 22, 1997, the Company's Board of Directors authorized the issuance of one Preferred Share Purchase Right (a "Right") for each outstanding share of the Common Stock pursuant to a Rights Agreement, dated as of January 22, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"). The issuance was made to stockholders of record as of the close of business on February 3, 1997. Holders of the Common Stock issued subsequent to that date automatically receive the Rights with their shares. Each Right entitles the holder thereof to purchase under certain circumstances one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, or, in certain circumstances, to receive cash, property, shares of the Common Stock or other securities of the Company at a purchase price of $100.00 per one-hundredth of a preferred share (the "Purchase Price").

         The Rights automatically attach to all certificates representing shares of the Common Stock and no separate Rights certificates have been distributed. The Rights would separate from the shares of the Common Stock and a "Distribution Date" would occur upon the earlier of (i) 10 business days (or such later date as the Company's Board of Directors may determine before a Distribution Date occurs) following a public announcement by the Company that a person or group of affiliated or associated persons, with certain exceptions (an "Acquiring Person"), has acquired, or has obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of the Common Stock (the date of such announcement being the "Stock Acquisition Date") or (ii) 10 business days (or such later date as the Company's Board of Directors may determine before a Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person.

         Until a Distribution Date occurs, the Rights are evidenced by the certificates for shares of the Common Stock and are transferred with and only with such Common Stock certificates, and the surrender for transfer of any such certificates also constitutes the transfer of the Rights associated with the shares represented by such certificates. As soon as practicable after a Distribution Date, Rights certificates would be mailed to holders of record of shares of the Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, separate Rights Certificates alone would represent the Rights.

         The Rights are not exercisable until a Distribution Date and will expire at the close of business on January 22, 2007, unless earlier redeemed or exchanged by the Company as described below.

         In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of the Common Stock at a price and on terms which a majority of the Company's Outside Directors (as defined in the Rights Agreement) determines to be fair to and otherwise in the best interests of the Company and its shareholders (a "fair offer")), each holder of a Right thereafter has the right to receive, upon exercise of such Right, shares of the Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) become null and void in the circumstances set forth in the Right Agreement. However, Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as described below.

         In the event (a "Flip-Over Event") that, at any time on or after the Stock Acquisition Date, (i) the Company shall take part in a merger or other business combination transaction (other than certain mergers that follow a fair offer) and the Company shall not be the surviving entity or (ii) the Company shall take part in a merger or other business combination transaction in which the shares of the Common Stock are changed or exchanged (other than certain mergers that follow a fair offer) or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided, as described above) thereafter has the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right.

         The Purchase Price payable and the number of shares of Series A Junior Participating Preferred Stock (or the amount of cash, property or other securities) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a share dividend on, or a subdivision, combination or reclassification of, the shares of Series A Junior Participating Preferred Stock, (ii) if holders of the shares of Series A Junior Participating Preferred Stock are granted certain rights or warrants to subscribe for shares of Series A Junior Participating Preferred Stock or convertible securities at less than the Current Market Price of the Series A Junior Participating Preferred Stock or (iii) upon the distribution to holders of shares of the Series A Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

         At any time until 10 business days following a Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of the Company, in cash, shares of the Common Stock or other consideration as the Company's Board of Directors may determine. Immediately upon the effectiveness of the action of the Company's Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price.

         The terms of the Rights, other than key financial terms and the date on which the Rights expire, may be amended by the Company's Board of Directors prior to a Distribution Date. Thereafter, the provisions of the Rights Agreement may be amended by the Board of Directors only in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person and certain other related parties) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.

         The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement as included as Exhibit 4.1 to the Company's Registration Statement on Form 8-A dated January 23, 1997.

Preferred Stock

         Under the Company's Articles of Organization, the Company's Board of Directors is authorized, without further stockholder action, to provide for the issuance of Preferred Stock in one or more series, with such designations or titles, dividend rates, special or relative rights in the event of liquidation, distribution or sale of assets or dissolution or winding up of the Company, sinking fund provisions, redemption or purchase account provisions, conversion provisions, and voting rights as shall be set forth as and when established by the Company's Board of Directors.

                                  LEGAL MATTERS

         Certain legal matters with respect to the Shares will be passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts.


                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         No dealer, sales person or other individual has been authorized to give any information or make any representations not contained in the Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, any securities other than the registered securities to which it relates in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


-----------------------------------------------------

               TABLE OF CONTENTS

                                                 Page

Available Information...........................   2
Incorporation of Certain Documents
     by Reference...............................   2
The Company ....................................   2
Use of Proceeds.................................   3
Plan of Distribution............................   3
Description of Capital Stock ...................   3
Legal Matters...................................   6
Experts.........................................   6


-----------------------------------------------------

                                       SIS
                                    BANCORP,
                                      INC.


                         146,400 Shares of Common Stock

                           (par value $0.01 per share)

                              ---------------------

                                   PROSPECTUS

                              ---------------------



                                October __, 1997

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the Shares registered hereby.


                  Registration Fee Under Securities Act   $    1,471.21
                  Blue Sky Fees and Expenses                    --
                  Legal Fees                                  10,000.00
                  Accounting Fees                              1,000.00
                  Printing and Engraving                         100.00
                  Miscellaneous Fees                            --
                                                          -------------
                     Total                                $   12,571.21
                                                          =============

----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 67 of Chapter 156B of the Massachusetts General Laws, the Massachusetts Business Corporation Law (the "MBCL") provides, in effect, that a corporation may indemnify any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the corporation against, in the case of a nonderivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the corporation, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonable entitled to indemnity for expenses, and, in a nonderivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

         Article 7 of the Company's Bylaws provides that the Company shall indemnify each person who is or was an officer or director of the Company to the fullest extent permitted by Section 67 of the MBCL.

         Section 6.8 of Article 6 of the Company's Articles of Organization states that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the MBCL as in effect when such breach occurred.

ITEM 16.  EXHIBITS.


           5    - Opinion of  Sullivan &  Worcester
          23.1  - Consent of Price Waterhouse LLP
          23.2  - Consent of Sullivan & Worcester (included in Exhibit 5)
          24    - Power of Attorney (included at page II-4)

------------

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, Commonwealth of Massachusetts, on October 24, 1997.


                                        SIS BANCORP, INC.


                                        By:/s/F. William Marshall, Jr.
                                            F. William Marshall, Jr., President
                                                and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement on Form S-3 relating to the Common Stock of SIS Bancorp, Inc. has been signed below by the following persons in the capacities and on the dates indicated .

Signature                                       Title                                       Date

 /s/F. William Marshall, Jr.                     President, Director and Chief              October 24, 1997
F. William Marshall, Jr.                          Executive Officer

/s/John F. Treanor*                              Executive Vice President,                  October 24, 1997
John F. Treanor                                   Treasurer and Chief Financial
                                                  Officer

/s/Laura Sotir Katz*                             Vice President and Controller              October 24, 1997
Laura Sotir Katz                                  (Chief Accounting Officer)

/s/John M. Naughton*                             Director and Chairman of                   October 24, 1997
John M. Naughton                                  the Board

/s/Sister Mary Caritas-Geary, S.P.*              Director                                   October 24, 1997
Sister Mary Caritas-Geary, S.P.

/s/William B. Hart, Jr.*                         Director                                   October 24, 1997
William B. Hart, Jr.

/s/Charles L. Johnson*                           Director                                   October 24, 1997
Charles L. Johnson

/s/Thomas O'Brien*                               Director                                   October 24, 1997
Thomas O'Brien

/s/Stephen A. Shatz*                             Director                                   October 24, 1997
Stephen A. Shatz

*By:/s/F. William Marshall, Jr.                 Director                                    October 24, 1997
      F. William Marshall, Jr.,
      Attorney-in-Fact
